UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                               (Amendment No. 1)*


  Video Network Communications, Inc. (formerly Objective Communications, Inc.)
                                (Name of Issuer)


                          Common Stock, $0.01 par value
                         (Title of Class of Securities)


                                   674421201
                                 (CUSIP Number)


                               December 31, 2000
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Wheatley Partners II, L.P. (formerly Applewood Associates, L.P.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                        New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           150,000 shares                                         1.4%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares                                                 0%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         150,000 shares                                         1.4%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares                                                 0%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 150,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           1.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       PN
________________________________________________________________________________


                                    2 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                             Applewood Capital Corp.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                       New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          150,000 shares                                         1.4%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            150,000 shares                                         1.4%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 150,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           1.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       CO
________________________________________________________________________________


                                    3 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                Barry Rubenstein
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          798,000 shares                                         7.5%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            798,000 shares                                         7.5%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 798,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           7.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN
________________________________________________________________________________


                                    4 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                  Irwin Lieber
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          150,000 shares                                         1.4%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            150,000 shares                                         1.4%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 150,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           1.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN
________________________________________________________________________________


                                    5 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                 Barry Fingerhut
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          150,000 shares                                         1.4%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            150,000 shares                                         1.4%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 150,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           1.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN
________________________________________________________________________________


                                    6 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                   Seth Lieber
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          150,000 shares                                         1.4%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            150,000 shares                                         1.4%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 150,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           1.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN
________________________________________________________________________________


                                    7 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                 Jonathan Lieber
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          150,000 shares                                         1.4%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            150,000 shares                                         1.4%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 150,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           1.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN
________________________________________________________________________________


                                    8 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                 Seneca Ventures
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                       New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           200,000 shares                                         1.9%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          448,000 shares                                         4.2%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         200,000 shares                                         1.9%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            448,000 shares                                         4.2%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 648,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           6.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       PN
________________________________________________________________________________


                                    9 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                              Woodland Venture Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                       New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           345,000 shares                                         3.2%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          303,000 shares                                         2.8%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         345,000 shares                                         3.2%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            303,000 shares                                         2.8%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 648,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                          6.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       PN
________________________________________________________________________________



                                    10 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                Woodland Partners
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                  New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           53,000 shares                                          0.5%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          595,000 shares                                         5.6%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         53,000 shares                                          0.5%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            595,000 shares                                         5.6%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 648,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           6.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       PN
________________________________________________________________________________


                                    11 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


               The Marilyn and Barry Rubenstein Family Foundation
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                       New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           50,000 shares                                          0.5%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          598,000 shares                                         5.6%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         50,000 shares                                          0.5%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            598,000 shares                                         5.6%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 648,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           6.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                        OO
________________________________________________________________________________



                                    12 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                               Marilyn Rubenstein
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          648,000 shares                                         6.1%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            648,000 shares                                         6.1%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 648,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           6.1%%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN
________________________________________________________________________________



                                    13 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                             Woodland Services Corp.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                       New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          648,000 shares                                         6.1%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            648,000 shares                                         6.1%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 648,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           6.1%%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       CO
________________________________________________________________________________


                                    14 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                Brian Rubenstein
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          50,000 shares                                          0.5%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            50,000 shares                                          0.5%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                  50,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           0.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN
________________________________________________________________________________



                                    15 of 29

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                               Rebecca Rubenstein
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                  United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          50,000 shares                                          0.5%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            50,000 shares                                          0.5%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                  50,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                                                           0.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN
________________________________________________________________________________


                                    16 of 29

Item 1.

     (a) Video Network Communications, Inc. (formerly Objective Communications, Inc.)

     (b)  Address of Issuer's Principal Executive Offices
          50 International Drive
          Portsmouth, New Hampshire 03801

          Units, each unit consisting of one share of Common Stock and one redeemable stock purchase warrant (the "August 2000 Warrants"). Each warrant entitles the holder to purchase one share of Common Stock, commencing on the date that is one day following the six-month anniversary of the closing of the offering and ending on June 15, 2004, subject to redemption, for an initial exercise price of $4.00 per share.

          In the event that a registration statement is not declared effective, no later than 120 days after the closing, then on such date and on each monthly anniversary of such date, and until the earlier of the effectiveness of the registration statement or the 19th monthly anniversary of the closing date, the issuer shall issue additional warrants to purchase a number of shares of Common Stock equal to 5% of the number of warrants purchased by the holder in the offering (the "Additional Warrants").

Item 2.

1.   (a)  Name of Person Filing: Wheatley Partners II, L.P., (formerly Applewood
                                 Associates, L.P.)

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 80 Cuttermill Road
                                 Great Neck, New York 11021

     (c)  Citizenship:  Not applicable.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201

2.   (a)  Name of Person Filing: Applewood Capital Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 68 Wheatley Road
                                 Brookville, New York 11545

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201

3.   (a)  Name of Person Filing: Barry Rubenstein

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 68 Wheatley Road
                                 Brookville, New York 11545
     (c)  Citizenship:           United States.


                                    17 of 29

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201

4.   (a)  Name of Person Filing: Irwin Lieber

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 825 Third Avenue
                                 New York, New York 10022
     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201

5.   (a)  Name of Person Filing: Barry Fingerhut

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 825 Third Avenue
                                 New York, New York 10022
     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201

6.   (a)  Name of Person Filing: Seth Lieber

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 825 Third Avenue
                                 New York, New York 10022
     (c)  Citizenship:           United States.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201

7.   (a)  Name of Person Filing: Jonathan Lieber

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 825 Third Avenue
                                 New York, New York 10022

     (c)  Citizenship:           United States.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201

8.   (a)  Name of Person Filing: Seneca Ventures

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 68 Wheatley Road
                                 Brookville, New York 11545

     (c)  Citizenship:           Not applicable.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201


                                    18 of 29

9.   (a)  Name of Person Filing: Woodland Venture Fund

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 68 Wheatley Road
                                 Brookville, New York 11545

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201

10.  (a)  Name of Person Filing: Woodland Partners

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 68 Wheatley Road
                                 Brookville, New York 11545

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201

11.  (a)  Name of Person Filing: The Marilyn and Barry Rubenstein Family
                                 Foundation

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 68 Wheatley Road
                                 Brookville, New York 11545

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201


12.  (a)  Name of Person Filing: Marilyn Rubenstein

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 68 Wheatley Road
                                 Brookville, New York 11545

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201

13.  (a)  Name of Person Filing: Woodland Services Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 68 Wheatley Road
                                 Brookville, New York 11545

     (c)  Citizenship:           Not applicable.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201


                                    19 of 29

14.  (a)  Name of Person Filing: Brian Rubenstein

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 36 Barstow Road
                                 Great Neck, New York 11021

     (c)  Citizenship:United States.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201

15.  (a)  Name of Person Filing: Rebecca Rubenstein

     (b)  Address of Principal Business Office, or, if none, Residence:
                                 300 East 75th Street
                                 New York, New York 10021

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:
                                 Common Stock, $0.01 par value per share

     (e)  CUSIP Number:          674421201


Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

          (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

          (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
               78c).

          (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) |_| Investment company as registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e)  |_| An investment adviser in accordance
               with ss.240.13d-1(b)(1)(ii)(E);

          (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d- 1(b)(1)(ii)(F);

          (g) |_| A parent holding company or control person in accordance with ss.240.13d- 1(b)(1)(ii)(G);

          (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


                                    20 of 29

Item 4.   Ownership.

     1.   Wheatley Partners II, L.P. ("Wheatley Partners II"):

          (a)  Amount Beneficially Owned: 150,000(1) shares.
          (b)  Percent of Class: 1.4%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 150,000(1)shares.
               (ii)  shared power to vote or to direct the vote: 0 shares.
               (iii) sole power to dispose or to direct the disposition of:
                     150,000(1) shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     0 shares.

     2.   Applewood Capital Corp.:
          (a) Amount Beneficially Owned: 150,000(1),(2) shares. Reporting person is a general partner of Wheatley Partners II.
          (b)  Percent of Class: 1.4%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 0 shares.
               (ii) shared power to vote or to direct the vote: 150,000(1),(2) shares.
               (iii) sole power to dispose or to direct the disposition of:
                     0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     150,000(1),(2) shares.

     3.   Barry Rubenstein:
          (a)  Amount Beneficially Owned: 798,000(1),(2),(3),(4),(5),(6) shares.
               Reporting person is a general partner of Wheatley Partners II, an officer and a director of Applewood Capital Corp., a general partner of Seneca Ventures, Woodland Venture Fund, and Woodland Partners, an officer and director of Woodland Services Corp. and a Trustee of The Marilyn and Barry Rubenstein Family Foundation. Mr. Rubenstein is the husband of Marilyn Rubenstein and the father of Brian Rubenstein and Rebecca Rubenstein.
          (b)  Percent of Class: 7.5%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote: 0 shares.
               (ii) shared power to vote or to direct the vote:
                    798,000(1),(2),(3),(4),(5),(6) shares.

------------------------

     (1) Includes 150,000 shares of Common Stock owned by Wheatley Partners II, L.P.

     (2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

     (3) Includes 200,000 shares of Common Stock owned by Seneca Ventures. Does not include shares of Common Stock issuable upon the exercise of the August 2000 Warrants and Additional Warrants.

     (4) Includes 345,000 shares of Common Stock owned by Woodland Venture Fund. Does not include shares of Common Stock issuable upon the exercise of the August 2000 Warrants and Additional Warrants.

     (5)  Includes 53,000 shares of Common Stock owned by Woodland Partners.

     (6) Includes 50,000 shares of Common Stock owned by The Marilyn and Barry Rubenstein Family Foundation. Does not include shares of Common Stock issuable upon the exercise of the August 2000 Warrants and Additional Warrants.



                                    21 of 29

               (iii) sole power to dispose or to direct the disposition of: 0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     798,000(1),(2),(3),(4),(5),(6) shares.

     4.   Irwin Lieber:
          (a) Amount Beneficially Owned: 150,000(1),(2) shares. Reporting person is a general partner of Wheatley Partners II and an officer and a director of Applewood Capital Corp.
          (b)  Percent of Class: 1.4%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 0 shares.
               (ii) shared power to vote or to direct the vote: 150,000(1),(2) shares.
               (iii) sole power to dispose or to direct the disposition of: 0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     150,000(1),(2) shares.

     5.   Barry Fingerhut:
          (a) Amount Beneficially Owned: 150,000(1),(2) shares. Reporting person is a general partner of Wheatley Partners II, and an officer and a director of Applewood Capital Corp.
          (b)  Percent of Class: 1.4%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 0 shares.
               (ii) shared power to vote or to direct the vote: 150,000(1),(2) shares.
               (iii) sole power to dispose or to direct the disposition of: 0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     150,000(1),(2) shares.

     6.   Seth Lieber:
          (a) Amount Beneficially Owned: 150,000(1),(2) shares. Reporting person is a general partner of Wheatley Partners II, and an officer of Applewood Capital Corp.
          (b)  Percent of Class: 1.4%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 0 shares.
               (ii) shared power to vote or to direct the vote: 150,000(1),(2) shares.
               (iii) sole power to dispose or to direct the disposition of: 0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     150,000(1),(2) shares.

     7.   Jonathan Lieber:
          (a) Amount Beneficially Owned: 150,000(1),(2) shares. Reporting person is a general partner of Wheatley Partners II, and an officer of Applewood Capital Corp.
          (b)  Percent of Class: 1.4%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 0 shares.
               (ii) shared power to vote or to direct the vote: 150,000(1),(2) shares.
               (iii) sole power to dispose or to direct the disposition of: 0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     150,000(1),(2) shares.

     8.   Seneca Ventures:
          (a)  Amount Beneficially Owned: 648,000(2),(3),(4),(5),(6) shares.
          (b)  Percent of Class: 6.1%
          (c) Number of shares as to which such person has: (i) sole power to vote or to direct the vote: 200,000(3) shares.


                                    22 of 29

               (ii)  shared power to vote or to direct the vote:
                     448,000(2),(4),(5),(6) shares.
               (iii) sole power to dispose or to direct the disposition of:
                     200,000(3) shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     448,000(2),(4),(5),(6) shares.

     9.   Woodland Venture Fund:
          (a)  Amount Beneficially Owned: 648,000(2),(3),(4),(5),(6) shares.
          (b)  Percent of Class: 6.1%
          (c)  Number of shares as to which such person has:
               (i) sole power to vote or to direct the vote: 345,000(4) shares.
               (ii)  shared power to vote or to direct the vote:
                     303,000(2),(3),(5),(6) shares.
               (iii) sole power to dispose or to direct the disposition of:
                     345,000(4) shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     303,000(2),(3),(5),(6) shares.

     10.  Woodland Partners:
          (a)  Amount Beneficially Owned: 648,000(2),(3),(4),(5),(6) shares.
          (b)  Percent of Class: 6.1%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 53,000(5) shares.
               (ii)  shared power to vote or to direct the vote:
                     595,000(2),(3),(4),(6) shares.
               (iii) sole power to dispose or to direct the disposition of:
                     53,000(5) shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     595,000(2),(3),(4),(6) shares.

     11.  The Marilyn and Barry Rubenstein Family Foundation (the "Foundation"):
          (a)  Amount Beneficially Owned: 648,000(2),(3),(4),(5),(6) shares.
          (b)  Percent of Class: 6.1%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 50,000(6) shares.
               (ii)  shared power to vote or to direct the vote:
                     598,000(2),(3),(4),(5) shares.
               (iii) sole power to dispose or to direct the disposition of:
                     50,000(6) shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     598,000(2),(3),(4),(5) shares.

     12.  Marilyn Rubenstein:
          (a) Amount Beneficially Owned: 648,000(2),(3),(4),(5),(6) Reporting person is a general partner of Woodland Partners, a Trustee of the Foundation and an officer of Woodland Services Corp. Marilyn Rubenstein is the mother of Brian Rubenstein and Rebecca Rubenstein.
          (b)  Percent of Class: 6.1%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 0 shares.
               (ii)  shared power to vote or to direct the vote:
                     648,000(2),(3),(4),(5),(6) shares.
               (iii) sole power to dispose or to direct the disposition of: 0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     648,000(2),(3),(4),(5),(6) shares.

     13.  Woodland Services Corp.:
          (a) Amount Beneficially Owned: 648,000(2),(3),(4),(5),(6) shares. Reporting person is a general partner of Seneca Ventures and Woodland Venture Fund.
          (b)  Percent of Class: 6.1%
          (c)  Number of shares as to which such person has:


                                    23 of 29

               (i)   sole power to vote or to direct the vote: 0 shares.
               (ii)  shared power to vote or to direct the vote:
                     648,000(2),(3),(4),(5),(6) shares.
               (iii) sole power to dispose or to direct to direct the
                     disposition of: 0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     648,000(2),(3),(4),(5),(6) shares.

     14.  Brian Rubenstein:
          (a) Amount Beneficially Owned: 50,000(2),(6) shares. Reporting person is a Trustee of the Foundation and the son of Barry and Marilyn Rubenstein.
          (b)  Percent of Class: 0.5%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote: 0 shares.
               (ii) shared power to vote or to direct the vote: 50,000(2),(6)
                    shares.
               (iii) sole power to dispose or to direct the disposition of: 0 shares.
               (iv) shared power to dispose or to direct the disposition of
                    50,000(2),(6) shares.

     15.  Rebecca Rubenstein:
          (a) Amount Beneficially Owned: 50,000(2),(6) shares. Reporting person is a Trustee of the Foundation and the daughter of Barry and Marilyn Rubenstein.
          (b)  Percent of Class: 0.5%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 0 shares.
               (ii) shared power to vote or to direct the vote: 50,000(2),(6) shares.
               (iii) sole power to dispose or to direct the disposition of: 0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     50,000(2),(6) shares.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         See Exhibit A for Joint Filing Agreement.
         Exhibit B for Brian Rubenstein - Power of Attorney, was previously filed with Schedule 13G, dated June 15, 1999.


                                    24 of 29

         Exhibit C for Rebecca Rubenstein - Power of Attorney, was previously filed with Schedule 13G, dated June 15, 1999.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

              By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    25 of 29

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

                                        WHEATLEY PARTNERS II, L.P.

                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner


                                        APPLEWOOD CAPITAL CORP.

                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, President

                                                 /s/ Barry Fingerhut
                                            ------------------------------------
                                            Barry Fingerhut

                                                 /s/ Irwin Lieber
                                            ------------------------------------
                                            Irwin Lieber

                                                 /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein

                                                 /s/ Seth Lieber
                                            ------------------------------------
                                            Seth Lieber

                                                 /s/ Jonathan Lieber
                                            ------------------------------------
                                            Jonathan Lieber


                                        WOODLAND PARTNERS


                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner


                                        SENECA VENTURES


                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner



                                    26 of 29

                                        WOODLAND VENTURE FUND


                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner


                                        WOODLAND SERVICES CORP.


                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, President


                                        THE MARILYN AND BARRY RUBENSTEIN
                                        FAMILY FOUNDATION


                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a Trustee


                                                 /s/ Marilyn Rubenstein
                                            ------------------------------------
                                            Marilyn Rubenstein


                                                  *
                                            ------------------------------------
                                            Brian Rubenstein


                                                  *
                                            ------------------------------------
                                            Rebecca Rubenstein


*       /s/ Barry Rubenstein
---------------------------------------
Barry Rubenstein, Attorney-in-Fact



Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)



                                    27 of 29

Exhibit A


                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value per share, of Video Network Communications, Inc. (formerly Objective Communications, Inc.) and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 31st day of December, 2000.

                                        WHEATLEY PARTNERS II, L.P.

                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner


                                        APPLEWOOD CAPITAL CORP.


                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, President

                                                 /s/ Barry Fingerhut
                                            ------------------------------------
                                            Barry Fingerhut

                                                 /s/ Irwin Lieber
                                            ------------------------------------
                                            Irwin Lieber

                                                 /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein

                                                 /s/ Seth Lieber
                                            ------------------------------------
                                            Seth Lieber

                                                 /s/ Jonathan Lieber
                                            ------------------------------------
                                            Jonathan Lieber

                                        WOODLAND PARTNERS


                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner



                                    28 of 29

                                        SENECA VENTURES


                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner

                                        WOODLAND VENTURE FUND


                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner


                                        WOODLAND SERVICES CORP.


                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, President


                                        THE MARILYN AND BARRY RUBENSTEIN
                                        FAMILY FOUNDATION


                                        By:      /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a Trustee


                                                 /s/ Marilyn Rubenstein
                                            ------------------------------------
                                            Marilyn Rubenstein


                                                 *
                                            ------------------------------------
                                            Brian Rubenstein


                                                 *
                                            ------------------------------------
                                            Rebecca Rubenstein


*        /s/ Barry Rubenstein
----------------------------------------
Barry Rubenstein, Attorney-in-Fact



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